EXHIBIT 99.1

NGL Energy Partners Appoints Derek Reiners to Board of Directors

TULSA, Okla., (BUSINESS WIRE) - NGL Energy Partners LP (NYSE: NGL) announced today that Mr. Derek Reiners has been appointed to the board of directors of its general partner, NGL Energy Holdings LLC, effective immediately. Mr. Reiners will serve as an independent director and has been appointed to the Audit Committee. Mr. Reiners replaces James C. Kneale, who will be retiring from the board of directors after eight years of service, effective December 31, 2019.

Mr. Reiners brings a wealth of experience to the board of directors as a certified public accountant with 25 years of accounting and energy industry experience. Mr. Reiners has served in various senior management positions at ONEOK, Inc. and ONEOK Partners including Senior Vice President - Finance and Treasurer, Chief Financial Officer and Chief Accounting Officer, as well as on the management and audit committees of Northern Border Pipeline Company.

“We are excited to welcome such a well-qualified professional as Derek, and we believe his significant experience in the industry and in senior financial roles will be a valuable asset to the board,” said Mike Krimbill, Chief Executive Officer of NGL. “We are very grateful for the expertise, experience and leadership provided by Jim Kneale, who has served on our board and Audit Committee since our initial public offering. We thank him for his service and hope that he is able to truly enjoy his well-earned retirement.”

About NGL Energy Partners LP
NGL Energy Partners LP is a Delaware limited partnership. NGL owns and operates a vertically integrated energy business with four primary businesses: water solutions, crude oil logistics, NGL logistics and refined products/renewables. For further information visit the Partnership's website at www.nglenergypartners.com.

Source: NGL Energy Partners LP

Contacts:
Trey Karlovich, 918-481-1119
Executive Vice President and Chief Financial Officer
Trey.Karlovich@nglep.com
or
Linda Bridges, 918-481-1119
Senior Vice President - Finance and Treasurer
Linda.Bridges@nglep.com